Form 10-K, Exhibit 13
period 1997-12-31
SEACHANGE INTERNATIONAL INC
filed 1998-03-31
CIK 1019671

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF SEACHANGE INTERNATIONAL, INC.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of SeaChange International, Inc. and its subsidiaries at December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts
January 22, 1998

---------------------------------
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        December 31,
                                                                        1996    1997
ASSETS
Current assets:
  Cash and cash equivalents                                           $23,394  $ 2,973
  Marketable securities                                                    --    9,310
  Accounts receivable, net of allowance for doubtful
   accounts of $173 at December 31, 1996 and
   $559 at December 31, 1997                                            7,426   12,535
Inventories                                                             9,153   13,713
Prepaid expenses                                                          250    2,336
Deferred income taxes                                                     575    1,091
                                                                    ---------------------
      Total current assets                                             40,798   41,958

Property and equipment, net                                             4,705    8,303
Other assets                                                              532       81
Goodwill and intangibles, net                                              --    1,608
                                                                    ---------------------
                                                                      $46,035  $51,950
                                                                    =====================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                    $ 7,305  $ 8,765
  Accrued expenses                                                      1,809    2,718
  Customer deposits                                                     2,899    2,049
  Deferred revenue                                                      2,192    3,851
  Income taxes payable                                                     --       85
                                                                    ---------------------
      Total current liabilities                                        14,205   17,468
                                                                    ---------------------
Commitments (Note 10)

STOCKHOLDERS' EQUITY
Common stock, $.01 par value; 50,000,000 shares authorized;
   12,859,234 shares and 13,593,594 shares issued at
   December 31, 1996 and 1997, respectively                               129      136
Additional paid-in capital                                             26,167   31,218
Retained earnings                                                       5,534    3,114
Treasury stock, none and 9,000 shares at
   December 31, 1996 and 1997, respectively                                --       --
Cumulative translation adjustment                                          --       14
                                                                    ---------------------
Total stockholders' equity                                             31,830   34,482
                                                                    ---------------------
                                                                      $46,035  $51,950
                                                                    =====================

The accompanying notes are an integral part of these consolidated financial statements.

----------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                        Year Ended December 31,
                                                                      1995       1996       1997
REVENUES
  Systems                                                          $ 21,999     $ 45,745   $ 60,414
  Services                                                            1,204        3,521      7,473
                                                                   --------------------------------
                                                                     23,203       49,266     67,887
                                                                   --------------------------------
COSTS OF REVENUES
  Systems                                                            14,917       27,133     34,740
  Services                                                            1,641        4,030      7,607
                                                                   --------------------------------
                                                                     16,558       31,163     42,347
                                                                   --------------------------------
  Gross profit                                                        6,645       18,103     25,540
                                                                   --------------------------------
OPERATING EXPENSES
  Research and development                                            2,367        5,393     11,758
  Selling and marketing                                               1,609        4,254      6,049
  General and administrative                                            858        2,064      3,744
  Write-off of acquired in-process
    research and development                                             --           --      5,290
                                                                   --------------------------------
                                                                      4,834       11,711     26,841
                                                                   --------------------------------
  Income (loss) from operations                                       1,811        6,392     (1,301)

Interest income, net                                                    113          353        657
                                                                   --------------------------------
  Income (loss) before income taxes                                   1,924        6,745       (644)

Provision for income taxes                                              713        2,483      1,776
                                                                   --------------------------------
   Net income (loss)                                               $  1,211     $  4,262   $(2,420)
                                                                   ================================
Basic earnings (loss) per share                                    $    .33     $    .82   $  (.24)
                                                                   ================================
Diluted earnings (loss) per share                                  $    .11     $    .36   $  (.24)
                                                                   ================================
Shares used in calculating:
  Basic earnings per share                                        3,654,088    5,187,993 10,276,711
  Diluted earnings per share                                     11,121,157   11,745,866 10,276,711


The accompanying notes are an integral part of these consolidated financial statements.

----------------------------------------------
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT SHARE DATA)

                                Series A convertible
                                  preferred stock                   Common stock
                              --------------------------   ----------------------------------


                                                                                    Additional
                                  Number                       Number        Par      paid-in
                               of shares          Amount    of shares      value      capital
Balance at
  December 31, 1994               11,808          $   --    9,309,615   $     93      $   367

Sale of common stock                  --              --      316,125          3            7
Loans to stockholders                 --              --           --         --           --
Net income                            --              --           --         --           --
                                ---------------------------------------------------------------
Balance at
  December 31, 1995               11,808              --    9,625,740         96          374

Purchase of treasury stock            --              --           --         --           --
Sale of common stock, net
  of stock issuance costs             --              --    1,810,000         18       24,052
Conversion of preferred
  stock into common stock        (11,808)             --    2,260,856         23        3,985
Issuance of common stock
  pursuant to to exercise
  of stock options                    --              --        9,223         --            9
Compensation expense
  associated with
  stock issuance                      --              --           --         --          126
Issuance of common
  stock pursuant to purchased
  research and development            --              --        9,615         --          144
Retirement of treasury stock          --              --     (856,200)        (8)      (2,523)
Net income                            --              --           --         --           --
                                ---------------------------------------------------------------
Balance at
  December 31, 1996                   --              --   12,859,234        129       26,167

Purchase of treasury stock            --              --       (9,000)        --           --
Compensation expense
associated with stock issuance        --              --           --         --           45
  of common stock pursuant to
  exercise of stock options           --              --       88,999          1          203
Issuance of common stock
  in connection with employee
  stock purchase plan                 --              --       29,361         --          479
Issuance of common stock in
  connection with acquisition
  of IPC Interactive Pte. Ltd.        --              --      625,000          6        4,324
Translation adjustment                --              --           --         --           --
Net loss                              --              --           --         --           --
                                ---------------------------------------------------------------
Balance at
  December 31, 1997                   --          $   --   13,593,594  $       136    $31,218

                                ===============================================================


                                Retained
                              earnings and                     Notes
                                currency                     receivable        Total
                              translation       Treasury       from          stockholders'
                               adjustment         stock     stockholders       equity
Balance at
  December 31, 1994                $    61     $    (4)   $        --        $     517

Sale of common stock                     --         --             --               10
Loans to stockholders                    --         --           (795)            (795)
Net income                            1,211         --             --            1,211
                               -------------------------------------------------------
Balance at
  December 31, 1995                   1,272         (4)          (795)             943

Purchase of treasury stock               --     (2,527)           795           (1,732)
Sale of common stock, net
  of stock issuance costs                --         --             --           24,070
Conversion of preferred
  stock into common stock                --         --             --            4,008
Issuance of common stock
  pursuant to to exercise
  of stock options                       --         --             --                9
Compensation expense
  associated with
  stock issuance                         --         --             --              126
Issuance of common
  stock pursuant to purchased
  research and development               --         --             --              144
Retirement of treasury stock             --      2,531             --               --
Net income                            4,262         --             --            4,262
                               -------------------------------------------------------
Balance at
  December 31, 1996                   5,534         --             --           31,830

Purchase of treasury stock               --         --             --              --
Compensation expense
associated with stock issuance           --         --             --              45
  of common stock pursuant to
  exercise of stock options              --         --             --             204
Issuance of common stock
  in connection with employee
  stock purchase plan                    --         --             --             479
Issuance of common stock in
  connection with acquisition
  of IPC Interactive Pte. Ltd.           --         --             --           4,330
Translation adjustment                   14         --             --              14
Net loss                             (2,420)        --             --          (2,420)
                               -------------------------------------------------------
Balance at
  December 31, 1997                 $ 3,128    $    --        $    --        $ 34,482

                               ======================================================


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (IN THOUSANDS)

                                                                     Year Ended December 31,
                                                                    1995       1996      1997
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                  $ 1,211   $  4,262    $(2,420)
Adjustments to reconcile net income (loss)
  to net cash provided by (used in) operating activities:
    Depreciation and amortization                                      230      1,436      2,802
    Inventory valuation allowance                                       56        694      1,730
    Compensation expense associated
      with stock and stock options                                      --        126         45
    Write-off of acquired in-process research and development           --        --       5,290
    Research and development expense associated with
      common stock issuance                                             --        144         --
    Deferred income taxes                                              (85)      (424)      (516)
    Changes in assets and liabilities, net of the effect of the acquisition of IPC Interactive Pte. Ltd.:
     Accounts receivable                                            (2,035)    (4,091)    (4,381)
     Inventories                                                    (2,280)    (9,134)    (7,069)
     Prepaid expenses and other assets                                 (15)      (468)    (1,470)
     Accounts payable                                                2,069      4,165     (1,164)
     Accrued expenses                                                1,693       (126)      (109)
     Customer deposits                                                 700        817     (3,260)
     Deferred revenue                                                  615      1,425      1,273
     Income taxes payable                                              599       (720)        85
                                                            ------------------------------------
      Net cash provided by (used in) operating activities            2,758     (1,894)    (9,164)
                                                            ------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of software                                                  --       (450)        --
  Purchases of property and equipment                                 (659)    (2,792)    (2,158)
  Proceeds from sale and maturity of marketable securities              --         --      8,966
  Purchases of marketable securities                                    --         --    (18,276)
  Cash acquired related to the acquisition of IPC
     Interactive Pte. Ltd., net of transaction costs                    --         --        665
                                                            ------------------------------------
         Net cash used in investing activities                        (659)    (3,242)   (10,803)
                                                            ------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of notes payable                                            (8)        --         --
  Repayment of line of credit                                           --         --       (700)
  Proceeds from sale of convertible preferred stock, net             4,008         --         --
  Proceeds from sale of common stock, net                               10     24,079        683
  Purchase of treasury stock                                            --     (2,023)        --
  Payment of loans to related parties                                   --         --       (437)
  (Loans to) repayments from stockholders                             (795)       290         --
                                                            ------------------------------------
       Net cash provided by (used in) financing activities           3,215     22,346       (454)
                                                            ------------------------------------
Net increase (decrease) in cash and cash equivalents                 5,314     17,210    (20,421)

Cash and cash equivalents, beginning of year                           870      6,184     23,394
                                                            ------------------------------------
Cash and cash equivalents, end of year                             $ 6,184    $23,394    $ 2,973
                                                            ====================================


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS
INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS (IN THOUSANDS)
(CONTINUED)

                                                             Year Ended December 31,
                                                            1995       1996      1997
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Income taxes paid                                         $180     $3,854     $ 1,691


SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITY
  Receipt of computer equipment in lieu of cash payment
   of accounts receivable from customer                     $ 75     $   --     $    --
  Transfer of items originally classified as inventories
   to fixed assets                                          $576     $1,726     $ 1,829
  Purchase of treasury stock in lieu of cash payment of
   notes receivable from stockholders                       $ --     $  505     $    --

  Acquisition of all of the outstanding
   shares of IPC Interactive Pte. Ltd. (Note 3)
     Fair value of assets acquired (including
       intangible assets and in-process
       research and development)                                                $12,396
     Fair value of common shares issued                                          (4,330)
     Transaction costs                                                             (475)
                                                                               --------
     Liabilities assumed                                                        $ 7,591
                                                                               ========

The accompanying notes are an integral part of these consolidated financial statements.

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 | NATURE OF BUSINESS

The Company develops computer systems to digitally manage, store and distribute video. Through December 31, 1997, substantially all of the Company's revenues were derived from the sale of digital video insertion systems, movie systems and related services to cable television operators and telecommunications companies in the United States and internationally.

On December 10, 1997, the Company acquired all of the outstanding capital stock of IPC Interactive Pte. Ltd. ("IPC"). IPC, together with the Company's centralized video server platform, provides interactive television network systems to the hospitality and commercial property markets. Additionally, IPC deploys and operates its interactive network television systems at customer locations and charges fees for providing services and content, primarily movies.

2 | SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed in the preparation of the accompanying consolidated financial statements are as follows:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

Revenues from the sales of systems are recognized upon shipment provided that there are no uncertainties regarding customer acceptance and collection of the related receivables is probable. If such uncertainties exist, such as performance criteria beyond the Company's standard terms and conditions, revenue is recognized upon customer acceptance. Installation and training revenue is deferred and recognized as these services are performed. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements, generally twelve months, if billed in advance. Customer deposits represent advance payments from customers for systems. Revenue from content fees, primarily movies, are recognized in the period earned based on noncancelable agreements.

CONCENTRATION OF CREDIT RISK, SIGNIFICANT CUSTOMERS AND EXPORT SALES

Financial instruments which potentially expose the Company to concentrations of credit risk include trade accounts receivable and marketable securities. To minimize this risk, the Company evaluates customers' financial condition and requires advance payments from certain of its customers. At December 31, 1996 and 1997, the Company had an allowance for doubtful accounts of $173,000 and $559,000, respectively, to provide for potential credit losses and such losses to date have not exceeded management's expectations. The Company invests its excess cash in marketable securities, primarily municipal securities with strong credit ratings.

For the years ended December 31, 1995, 1996 and 1997, certain customers accounted for more than 10% of the Company's revenues. Individual customers accounted for 29%, 29%, 16% and 12% of revenues in 1995; 29%, 17%, 13% and 12%
in 1996; and 24%, 18% and 10% in 1997.

Sales to international customers accounted for 12% of total revenues in the year ended December 31, 1997. In 1997, international sales to significant geographic areas were approximately $2,696,000 in North and South America, $4,211,000 in Europe and $1,125,000 in the rest of the world.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in money market funds, municipal securities and corporate debt securities that are subject to minimal credit and market risk. Cash equivalents are classified as available-for-sale and are carried at market value, and any unrealized gains or losses are recorded as a part of stockholders' equity.

PROPERTY AND EQUIPMENT

Property and equipment consist of office and computer equipment, leasehold improvements, demonstration equipment, deployed assets and spare components and assemblies used to service the Company's installed base. Demonstration equipment consists of systems manufactured by the Company for use in marketing and selling. Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases by use of the straight-line method. Deployed assets consist primarily of hardware owned and operated by the Company and installed at customer locations. Deployed assets are depreciated over the life of the related service agreements ranging from 2 to 5 years. Maintenance and repair costs are expensed as incurred.

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist primarily of components and subassemblies and finished products held for sale. Rapid technological change and new product introductions and enhancements could result in excess or obsolete inventory. To minimize this risk, the Company evaluates inventory levels and expected usage on a periodic basis and records valuation allowances as required.

The Company is dependent upon certain vendors for the manufacture of significant components of its digital advertising insertion system and its movie systems.
If these vendors were to become unwilling or unable to continue to manufacture these products in required volumes, the Company would have to identify and qualify acceptable alternative vendors. The inability to develop alternative sources, if required in the future, could result in delays or reductions in product shipments.

GOODWILL AND INTANGIBLE ASSETS

Goodwill and assembled workforce acquired in connection with the acquisition of IPC (Note 3) are amortized on a straight-line basis over five to seven years. Software acquired in connection with the acquisition is amortized over the greater of the amount computed using (a) the ratio that current gross revenues for related products bear to total current and anticipated future gross revenues for that product or (b) on a straight-line basis over the remaining estimated life of three years.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to establishing technological feasibility and capitalized thereafter until the product is released for sale. Software development costs eligible for capitalization to date have not been material to the Company's financial statements. Costs associated with acquired software rights are capitalized if technological feasibility of the software has been established.

STOCK COMPENSATION

Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Nonemployee stock awards are accounted for in accordance with SFAS 123.

FOREIGN CURRENCY TRANSLATION

The Company has determined that the functional currency of its foreign subsidiaries is the local currency. Accordingly, assets and liabilities are translated to U.S. dollars at current exchange rates as of each balance sheet date. Income and expense items are translated using average exchange rates during the year. Cumulative currency translation adjustments are presented as a separate component of stockholders' equity. Transaction gains and losses and unrealized gains and losses on intercompany receivables have not been material to date.

ADVERTISING COSTS

Advertising costs are charged to expense as incurred. Advertising costs were $174,000, $328,000 and $659,000 for the years ended December 31, 1995, 1996 and
1997, respectively.

EARNINGS PER SHARE

Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS
128), became effective for financial statements issued for fiscal periods ending after December 15, 1997 and requires restatement of all prior period earnings per share data. SFAS 128 replaced Accounting Principles Board Opinion No. 15 and requires the presentation of "basic" earnings per share and "diluted" earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average shares of common stock outstanding during the period. For the purposes of calculating diluted earnings per share the denominator includes both the weighted average number of shares of common stock outstanding during the period and the weighted average number of potential common stock, such as stock options and restricted stock.

In addition, on February 3, 1998 the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 98, which supersedes SAB No. 83, includes new guidance with respect to historical earnings per share computations in an initial public offering and is effective upon a company's adoption of SFAS 128. Pursuant to SAB No. 98, nominal issuances of common stock during the period January 1, 1995 through the effective date of the initial public offering would be included in computing basic earnings per share as if outstanding for all periods presented. In computing diluted earnings per share for such periods, nominal issuances of common stock and potential common stock would be included as if outstanding for all periods presented. During the period January 1, 1995 through the effective date of the initial public offering, the Company had no nominal issuance of any common stock or potential common stock as defined by SAB No. 98.

The Company adopted SFAS 128 and SAB No. 98 in the fourth quarter of 1997 and has restated earnings per share for all periods presented, as required.

For the year ended December 31, 1997, potential common stock of 468,311 common shares issuable upon the exercise of stock options and 2,661,825 shares of unvested restricted common stock are antidilutive because the Company recorded a net loss for the year and therefore have been excluded from the diluted earnings per share computation.

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Below is a summary of the shares used in calculating basic and diluted earnings per share for the years indicated:

                                                         Year Ended December 31,
                                                    1995        1996        1997

Weighted average number of shares outstanding     3,654,088   5,187,993  10,276,711
Shares attributable to Series A redeemable
  convertible preferred stock                     1,771,200   1,476,000         --
Shares attributable to Series B redeemable
  convertible preferred stock                       170,582     568,607         --
Shares attributable to unvested restricted
  common stock                                    5,471,500   4,109,925         --
Dilutive stock options                               53,787     403,341         --
                                                 ----------------------------------
Shares used in calculating diluted
earnings per share                               11,121,157  11,745,866  10,276,711
                                                 ==================================

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for reporting comprehensive income and its components in the consolidated financial statements. SFAS 131 establishes standards for reporting information on operating segments in interim and annual financial statements. SFAS 130 and SFAS 131 require disclosure only and will have no impact on the Company's consolidated financial position or results of operations.

In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AcSEC) issued Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), which will become effective on January 1, 1988. Management does not expect SOP 97-2 to have a material effect on the Company's results of operations as the Company's revenue recognition policy is substantially consistent with the provisions of SOP 97-2.

3 |  ACQUISITION

On December 10, 1997, the Company exchanged 625,000 shares of its common stock for all of the outstanding capital stock of IPC. IPC provides interactive television network systems to the hospitality and commercial property markets. The total purchase price, including transaction costs, was $4,805,000. The acquisition was accounted for under the purchase method. Accordingly, the purchase price was allocated to the estimated fair value of the acquired assets and liabilities based upon an independent appraisal. A portion of the purchase price was allocated to in-process research and development, resulting in an immediate charge to the Company's operations of $5,290,000 at the date of acquisition. The amount allocated to in-process research and development represented technology which had not reached technological feasability and had no alternative future use. The appraisal also valued intangibles, including assembled workforce and software. Goodwill and intangibles, net of related accumulated amortization of $27,000, at December 31, 1997 totaled $1,608,000. The consolidated results of operations include the operating results of IPC from the date of acquisition.

The purchase price was allocated to the acquired assets and liabilities as follows:

Tangible assets                          $ 5,471,000
Assumed liabilities                       (7,591,000)
Intangible assets:
 In-process research and development     $ 5,290,000
 Software                                    850,000
 Assembled workforce                         280,000
 Goodwill                                    505,000
                                          ----------
                                         $ 4,805,000
                                          ==========

Included in assumed liabilities were a line of credit of $700,000 and notes payable to related parties of $437,000. The notes payable to related parties were due to two companies owned by new shareholders as a result of the acquisition. The Company paid these assumed liabilities in full and cancelled the line of credit prior to December 31, 1997.

The Company has renamed IPC to GuestServe Networks.

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

The following unaudited pro forma data summarizes the consolidated results of the Company and IPC as if the acquisition had occurred on February 1, 1996 (inception of IPC) and excludes the $5,290,000 charge for in-process research and development. The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchase been made at the beginning of the periods presented, or of future results of operations of the combined companies.

                                                             Pro forma for the year ended December 31,
                                                                  1996                         1997
                                                              (unaudited)                  (unaudited)
Revenues                                                       $60,372,000                 $75,573,000
Net income (loss)                                              $ 1,085,000                 $(3,403,000)
Basic earnings (loss) per share                                $       .19                 $      (.31)
Diluted earnings (loss) per share                              $       .09                 $      (.31)

4 | CONSOLIDATED BALANCE SHEET DETAIL
Cash equivalents and marketable securities consist of the following:


                                                   December 31,
                                                1996          1997
Cash equivalents:
 Money market funds                         $   297,000   $   506,000
 Municipal securities                        12,600,000     1,550,000
 Corporate debt securities                    9,485,000            --
                                           --------------------------
                                             22,382,000     2,056,000

Marketable securities:
 Municipal securities                                --     9,310,000
                                           --------------------------
                                            $22,382,000   $11,366,000
                                           ==========================

Marketable securities are classified as available-for-sale securities and are carried at fair market value, which approximates amortized cost. The contractual maturities of all available-for-sale securities classified as cash equivalents are less than three months. Gross unrealized gains and losses on securities for the years ended December 31, 1996 and 1997, the cost of which is based upon the specific identification method, were not significant.

Inventories consist of the following:

                                                          December 31,
                                                       1996           1997

Components and assemblies                            $6,524,000    $11,932,000
Finished products                                     2,629,000      1,781,000
                                                    --------------------------
                                                     $9,153,000    $13,713,000
                                                    ==========================

Property and equipment consist of the following:

                                                      Estimated
                                                    useful life          December 31,
                                                         (years)      1996        1997
Office furniture and equipment                                5    $   432,000  $ 1,332,000
Computer and demonstration equipment                          3      4,571,000    8,140,000
Deployed assets                                               3              -      497,000
Service and spare components                                  5      1,050,000    2,000,000
Leasehold improvements                                      1-3        107,000      304,000
                                                    ---------------------------------------
                                                                     6,160,000   12,273,000

Less - Accumulated depreciation                                      1,455,000    3,970,000
                                                    ---------------------------------------
                                                                   $ 4,705,000  $ 8,303,000
                                                    =======================================

Depreciation expense was $230,000, $1,246,000 and $2,515,000 for the years ended December 31, 1995, 1996 and 1997 respectively.

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Accrued expenses consist of the following:

                                                            December 31,
                                                       1996          1997
Accrued software license fees                       $  367,000   $  630,000
Accrued sales and use taxes                            608,000      338,000
Other accrued expenses                                 834,000    1,750,000
                                                   -------------------------
                                                    $1,809,000   $2,718,000
                                                   =========================

5 | INCOME TAXES
The components of the provision for income taxes are as follows:

                                                       Year ended December 31,
                                                    1995        1996        1997
Current provision:
  Federal                                        $652,000   $2,346,000    $1,920,000
  State                                           146,000      561,000       371,000
                                               -------------------------------------
                                                  798,000    2,907,000     2,291,000
                                               -------------------------------------
Deferred benefit:
  Federal                                         (65,000)    (324,000)     (394,000)
  State                                           (20,000)    (100,000)     (121,000)
                                               -------------------------------------
                                                  (85,000)    (424,000)     (515,000)
                                               -------------------------------------
                                                 $713,000   $2,483,000    $1,776,000
                                               =====================================

The components of deferred income taxes are as follows:

                                                                                 December 31,
                                                                              1996         1997
Deferred tax assets:
  Inventories                                                               $366,000   $   769,000
  Allowance for doubtful accounts                                             66,000       209,000
  Deferred revenue                                                           118,000        96,000
  Software                                                                   122,000       176,000
  Acquired net operating loss carryforward and basis differences                  --     3,361,000
                                                                          ------------------------
                                                                             672,000     4,611,000
  Valuation allowance                                                             --    (3,361,000)
                                                                          ------------------------
Total deferred tax assets                                                    672,000    1,250,000
                                                                          ------------------------
Deferred tax liabilities:
  Property and equipment                                                      83,000       157,000
  Other                                                                       14,000         2,000
                                                                          ------------------------
       Total deferred tax liabilities                                         97,000       159,000
                                                                          ------------------------
Net deferred income taxes                                                   $575,000   $ 1,091,000
                                                                          ========================

Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" the benefit associated with future deductible temporary differences is recognized if it is more likely than not that the benefit will be realized.

The valuation allowance of $3,361,000 relates to net operating loss carryforwards and tax basis differences acquired in the Company's purchase of IPC. These acquired deferred tax assets may only be utilized to offset future taxable income attributable to IPC. In addition, the recognition of these deferred tax assets are subject to Internal Revenue Code change in ownership rules which may limit the amount that can be utilized to offset future taxable income. The Company believes that the valuation allowance is appropriate given the weight of objective evidence, including the historical operating results of IPC. Any tax benefits subsequently recognized related to these assets will first reduce the remaining balance in goodwill and then other acquired intangible assets.

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Based on the weight of available evidence, the Company believes its remaining deferred tax assets will be realizable. The amount of the deferred tax asset considered realizable is subject to change based on future events. The Company will assess the need for the valuation allowance at each balance sheet date based on all available evidence.

At December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $5,980,000 which expire at various dates through 2012 and foreign net operating loss carryforwards of approximately $1,436,000 which do not expire.

The income tax provision computed using the federal statutory income tax rate differs from the Company's effective tax rate primarily due to the following:

                                                                               Year ended December 31,
                                                                            1995         1996          1997
Statutory U.S. federal tax rate                                            $654,000   $2,293,000   $  (91,000)
State taxes, net of federal tax benefits                                     85,000      304,000      165,000
Other                                                                            --           --      145,000
Research and development tax credits                                        (54,000)    (135,000)    (334,000)
Foreign Sales Corporation exempt income                                          --      (20,000)          --
Nondeductible expenses, including write-off of acquired
 in-process research and development in 1997                                 28,000       41,000    1,891,000
                                                                           ----------------------------------
                                                                           $713,000   $2,483,000   $1,776,000
                                                                           ==================================

The Company's effective tax rates were 37.1% and 36.8% in 1995 and 1996, respectively. The Company's effective tax rate for 1997 was significantly impacted by the write-off of the acquired in-process research and development which, due to the tax-free nature of the transaction to IPC stockholders, is not deductible for tax purposes by the Company. Accordingly, in 1997 the Company recorded a tax provision of $1,776,000 despite a book pre-tax operating loss.

6 | CONVERTIBLE PREFERRED STOCK

SERIES B CONVERTIBLE PREFERRED STOCK

In October and November 1995, the Company sold 650,487 shares of Series B Redeemable Convertible Preferred Stock for $4,008,000, net of issuance costs of $86,000.

CONVERSION

Upon closing of the initial public offering in November 1996, the convertible preferred stock automatically converted into a total of 2,260,856 shares of common stock.

STOCK AUTHORIZATION

The Board of Directors is authorized to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges to be determined by the Board of Directors, including dividend rights, voting rights, redemption rights and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

7 | COMMON STOCK

INITIAL PUBLIC OFFERING

On November 5, 1996, the Company sold 1,810,000 shares of common stock to the public in the Company's initial public offering at a price of $15.00 per share. Proceeds to the Company, net of offering expenses, amounted to $24,070,000.

STOCK SPLITS

Effective August 3, 1995, the Company's Board of Directors approved a 100-for-1 stock split of the Company's common stock. On September 6, 1996, the Board of Directors authorized a 3-for-2 stock split of the Company's common stock, which became effective on October 30, 1996. All shares of common stock, common stock options, preferred stock conversion ratios and per share amounts included in the accompanying consolidated financial statements have been adjusted to give retroactive effect to the stock splits for all years presented.

RESTRICTION AGREEMENTS

Certain common shares are subject to stock restriction and repurchase agreements under which the Company may repurchase unvested common shares at the original issuance price and vested common shares at fair value upon termination of a business relationship with the Company. Common shares subject to these agreements vest ratably over a five-year period and, at December 31, 1997, 2,109,300 of such shares are unvested.

TREASURY STOCK

In January 1996, the Company repurchased 431,250 shares of its common stock and 1,286 shares of Series A Stock from certain employees and directors of the Company. Of the common stock repurchased, 21,750 shares were held by the stockholders for less than six months from the time the shares became vested. Accordingly, compensation expense was recorded for the difference between the repurchase price and the original purchase price paid by the stockholders. Compensation expense recorded as a result of this transaction was $91,000. In December 1996, the Board of Directors voted to retire all shares of treasury stock held at December 31, 1996.

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

In 1997, the Company repurchased 9,000 shares of its common stock from an employee of the Company. The shares were held for less than six months from the time the shares became vested. Accordingly, compensation expense was recorded for the difference between the repurchase price and the original purchase price paid by the stockholder. Compensation expense recorded as a result of this transaction was $45,000.

NOTES RECEIVABLE FROM STOCKHOLDERS

Interest on the principal amount outstanding of the notes receivable from stockholders accrued at a rate of 5.9% per annum. These loans were secured by common stock held by the noteholders and, consequently, the loans are reflected as an offset to stockholders' equity at December 31, 1995. In January 1996, the notes were settled in connection with the repurchase by the Company of the common shares and Series A preferred shares noted above.

RESERVED SHARES

At December 31, 1997, the Company had 2,152,417 shares of common stock reserved for issuance upon the exercise of common stock options and the purchase of stock under the Employee Stock Purchase Plan.

8 | STOCK PLANS

EMPLOYEE STOCK PURCHASE PLAN

In September 1996, the Company's Board of Directors adopted and the stockholders approved an employee stock purchase plan (the "Stock Purchase Plan"), effective January 1, 1997, which provides for the issuance of a maximum of 300,000 shares of common stock to participating employees who meet eligibility requirements. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company's stock and directors or who are not employees of the Company may not participate in the Stock Purchase Plan.
The purchase price of the stock is 85% of the lesser of the market price of the common stock on the first or last business day of each six-month plan period. During 1997, 29,361 shares were issued under the Stock Purchase Plan.

1995 STOCK OPTION PLAN

The 1995 Stock Option Plan (the "1995 Stock Option Plan") provides for the grant of incentive stock options and nonqualified stock options for the purchase of up to an aggregate of 1,950,000 shares of the Company's common stock by officers, employees, consultants and directors of the Company. The Board of Directors is responsible for administration of the 1995 Stock Option Plan. The Board of Directors determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exercisable. Options generally vest ratably over five years. The Company may not grant an employee incentive stock options with a fair value in excess of $100,000 that are first exercisable during any one calendar year.

Incentive stock options may be granted to employees at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock). Nonqualified stock options may be granted to any officer, employee, director or consultant at an exercise price per share as determined by the Company's Board of Directors.

Options granted under the 1995 Stock Option Plan generally expire ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock).

DIRECTOR STOCK OPTION PLAN

In June 1996, the Company's Board of Directors adopted and the stockholders approved a director stock option plan (the "Director Option Plan") which provides for the grant of options to full-time directors of the Company to purchase a maximum of 30,000 shares of common stock. Under the Director Option Plan, participating directors receive an option to purchase 3,375 shares of common stock. Options granted under the Director Option Plan vest as to 33-1/3% of the shares underlying the option immediately upon the date of the grant, and vest as to an additional 8-1/3% of the shares underlying the option at the end of each of the next 8 quarters, provided that the optionee remains a director. Directors will also receive, on each three-year anniversary of such director's option grant date, an additional option to purchase 3,375 shares of common stock, provided that such director continues to serve on the Board of Directors. All options granted under the Director Option Plan have an exercise price equal to the fair value of the common stock on the date of grant and a term of ten years from the date of grant.

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Transactions under the 1995 Stock Option Plan and the Director Option Plan during the years ended December 31, 1995, 1996 and 1997 are summarized as follows:

                                                                        Year ended December 31,
                                                     1995                       1996                      1997
                                                           Weighted                   Weighted                    Weighted
                                                            average                    average                     average
                                            Shares   exercise price    Shares   exercise price    Shares    exercise price
Outstanding at
  beginning of period                       327,120          $ .92     327,120           $ .92      739,334         $ 5.87
Granted                                          --             --     472,510           $8.79      585,536         $18.03
Exercised                                        --             --      (9,223)          $ .85      (88,999)        $ 2.30
Cancelled                                        --             --     (51,073)          $2.22      (92,814)        $17.81
                                            -------                    -------                    ---------
Outstanding at end of period                327,120          $ .92     739,334           $5.87    1,143,057         $11.40
                                            =======                    =======                    =========

Options exercisable at period end                --                    115,224                      205,198

Weighted average fair value of
  options granted during the period                          $ .32                       $4.33                      $11.00

The following table summarizes information about employee and director stock options outstanding at December 31, 1997:

                                             Options outstanding at December 31, 1997
                                           ---------------------------------------------
                                               Weighted
                                                average
                                              remaining                          Weighted
                                            contractual            Number         average
Range of exercise prices                    life (years)      outstanding  exercise price
$ .50                                              7.65           78,753          $ 0.50
$ 1.23 to 1.36                                     5.61          134,773          $ 1.29
$ 4.20 to 5.00                                     8.10           74,700          $ 4.42
$ 6.67 to 9.38                                     9.01          401,275          $ 7.76
$10.19 to 15.00                                    9.43          125,213          $11.94
$15.50 to 22.00                                    9.30          172,018          $19.73
$24.63 to 33.75                                    8.98          156,325          $28.69
                                                             -----------
                                                               1,143,057
                                                             ===========

                                           Options exercisable at December 31, 1997
                                            ---------------------------------------
                                                                          Weighted
                                                 Number                    average
Range of exercise prices                    exercisable             exercise price
$  .50                                           26,783                   $ 0.50
$ 1.23 to 1.36                                   44,435                   $ 1.30
$ 4.20 to 5.00                                   21,391                   $ 4.50
$ 6.67 to 9.38                                   94,919                   $ 7.32
$10.19 to 15.00                                  10,402                   $12.39
$15.50 to 22.00                                   4,378                   $17.16
$24.63 to 33.75                                   2,890                   $33.06
                                            -----------
                                                205,198
                                            ===========

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

The Company applies APB 25 in accounting for employee stock awards. Compensation expense of $0, $126,000 and $45,000 have been recorded for the years ended December 31, 1995, 1996 and 1997, respectively. Had compensation expense for the Company's employee stock plans been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income (loss) and net income (loss) per share would have been as follows:

                                                       Year ended December 31,
                                                     1995        1996         1997
Net income (loss)
 As reported                                      $1,211,000  $4,262,000  $(2,420,000)
 Pro forma                                        $1,208,000  $4,205,000  $(3,290,000)

Basic earnings (loss) per share
 As reported                                      $      .33  $      .82  $      (.24)
 Pro forma                                        $      .33  $      .81  $      (.32)

Diluted earnings (loss) per share
 As reported                                      $      .11  $      .36  $      (.24)
 Pro forma                                        $      .11  $      .36  $      (.32)

For options granted prior to the Company's initial filing of its Registration Statement on Form S-1 on September 18, 1996, the fair value of each option grant was estimated on the date of grant using the minimum value method. The fair value of each option granted subsequent to the initial filing was estimated on the date of grant assuming a weighted average volatility factor of 67%. Additional weighted average assumptions used for grants during the years ended December 31, 1995, 1996 and 1997 included: dividend yield of 0.0% for all periods; risk-free interest rates of 5.89% to 6.00% for options granted during the year ended December 31, 1995, 5.36% to 6.49% for options granted during the year ended December 31, 1996 and 5.70% to 6.75% for options granted during the year ended December 31, 1997; and an expected option term of 5 years for all periods.

Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.

9 | LINE OF CREDIT

The Company has a $6.0 million revolving line of credit which expires in September 1998. Borrowings under the line of credit are secured by substantially all of the Company's assets. Loans made under the revolving line of credit will bear interest at a rate per annum equal to, at the Company's option, the bank's base rate or LIBOR, plus an applicable margin. The loan agreement relating to the line of credit requires that the Company provide the bank with certain periodic financial reports and comply with certain financial ratios. As of December 31, 1997, the Company had not borrowed against the line of credit.

10 |  COMMITMENTS

The Company leases its operating facilities and certain office equipment under noncancelable operating leases which expire at various dates. Rental expense under operating leases was approximately $154,000, $251,000 and $542,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Future minimum lease payments as of December 31, 1997 are as follows:

Year ended December 31, 1998  $  806,000
1999                             645,000
2000                             588,000
2001                             360,000
2002                              65,000
                              ----------
                              $2,464,000
                              ==========

The Company had noncancelable purchase commitments for inventories of approximately $1,000,000 at December 31, 1997.

11 |  EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) retirement savings plan (the "Plan"). Participation in the Plan is available to full-time employees who meet eligibility requirements. Eligible employees may contribute up to 15% of their annual salary, subject to certain limitations. The Company matches contributions up to 25% of the first 6% of compensation contributed by the employee to the Plan. During 1997, the Company contributed $68,000 to the Plan. Prior to 1997, the Company did not make contributions to the Plan.